                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                              SPECTRAN CORPORATION

                                       AT

                              $9.00 NET PER SHARE

                                       BY

                            SEATTLE ACQUISITION INC.

                          A WHOLLY OWNED SUBSIDIARY OF

                            LUCENT TECHNOLOGIES INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, AUGUST 17, 1999, UNLESS EXTENDED.

     THE BOARD OF DIRECTORS OF SPECTRAN CORPORATION HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER REFERRED TO HEREIN AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD CONSTITUTE AT LEAST A MAJORITY OF THE OUTSTANDING SHARES (DETERMINED ON A FULLY DILUTED BASIS FOR ALL OUTSTANDING STOCK OPTIONS AND ANY OTHER RIGHTS TO ACQUIRE SHARES ON THE DATE OF PURCHASE) AND (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED.

IMPORTANT

     If you wish to tender all or any portion of your Shares in SpecTran Corporation, you must do one of the following:

     - If you are the record holder of your Shares and hold certificates for your Shares, (a) complete and sign the Letter of Transmittal (or a facsimile copy) following the instructions in the Letter of Transmittal,
       (b) have your signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal, and (c) mail or deliver the Letter of Transmittal (or a facsimile copy), the certificates for your Shares and any other required documents to The Bank of New York

     - If you are the record holder of your Shares and delivery of the Shares is to be made by book-entry transfer, (a) transmit an agent's message (as described in Section 2 below) and any other required documents, to The Bank of New York and (b) deliver your Shares pursuant to the procedure for book-entry transfer set forth in Section 2 below

     - If your Shares are registered in the name of a broker, dealer, bank, trust company or other nominee, you must contact and request your broker, dealer, bank, trust company or other nominee to tender your Shares

     If you desire to tender your Shares and your certificates for your Shares are not immediately available or you cannot comply in a timely manner with the procedures for book-entry transfer, or you cannot deliver all the required documents to The Bank of New York prior to the expiration of the Offer, you may tender your Shares by following the procedure for guaranteed delivery described in Section 2.

     If you have any questions or if you need assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, please call Morrow & Co. at its address and telephone number set forth on the back cover of this Offer to Purchase.
                            ------------------------

                    The Information Agent for the Offer is:
                               MORROW & CO., INC.
                                445 Park Avenue
                                   5th Floor
                               New York, NY 10022

July 21, 1999

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
Introduction.....................................................    1
 1.  Terms of the Offer..........................................    2
 2.  Procedure for Tendering Shares..............................    4
 3.  Withdrawal Rights...........................................    6
 4.  Acceptance for Payment and Payment for Shares...............    7
 5.  Certain Federal Income Tax Consequences.....................    8
 6.  Price Range of the Shares; Dividends on the Shares..........    9
 7.  Effect of the Offer on the Market for the Shares; Stock
     Quotation; Exchange Act Registration; Margin Regulations....    9
 8.  Certain Information Concerning the Company..................   10
 9.  Certain Information Concerning the Purchaser and Parent.....   13
10.  Source and Amount of Funds..................................   14
11.  Contacts with the Company; Background of the Offer..........   14
12.  Purpose of the Offer; The Merger Agreement..................   17
13.  Dividends and Distributions.................................   25
14.  Certain Conditions of the Offer.............................   26
15.  Certain Legal Matters.......................................   27
16.  Fees and Expenses...........................................   29
17.  Miscellaneous...............................................   29

Schedule I -- Directors and Executive Officers of Parent and the Purchaser

TO THE HOLDERS OF COMMON STOCK
OF SPECTRAN CORPORATION:

                                  INTRODUCTION

     Seattle Acquisition Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Lucent Technologies Inc., a Delaware corporation ("Parent"), is offering to purchase all outstanding shares (the "Shares") of Common Stock, par value $.10 per share ("Common Stock"), of SpecTran Corporation, a Delaware corporation (the "Company"), at $9.00 per Share (the "Offer Price"), net to the seller, in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase dated July 21, 1999 and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

     If you have Shares registered in your name that you tender directly, you will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. If you hold your Shares through a broker or bank, you should consult with them to determine if there are any fees applicable to a tender of the Shares. The Purchaser will pay all fees and expenses of The Bank of New York, which is acting as the Depositary (the "Depositary") and Morrow & Co., Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER (AS DEFINED BELOW) AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     The Company has advised the Purchaser that Lazard Freres & Co. LLC ("Lazard") has delivered to the board of directors of the Company its written opinion to the effect that, as of the date of such opinion, the $9.00 in cash per Share to be received by the holders of Shares in the Offer and the Merger is fair to such holders from a financial point of view. That opinion is set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to you with this Offer to Purchase. YOU ARE URGED TO, AND SHOULD, READ SUCH OPINION CAREFULLY IN ITS ENTIRETY.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION
1) THAT NUMBER OF SHARES THAT WOULD CONSTITUTE AT LEAST A MAJORITY OF THE OUTSTANDING SHARES (DETERMINED ON A FULLY DILUTED BASIS FOR ALL OUTSTANDING STOCK OPTIONS AND ANY OTHER RIGHTS TO ACQUIRE SHARES ON THE DATE OF PURCHASE) (THE "MINIMUM CONDITION") AND (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT") APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED. THE PURCHASER RESERVES THE RIGHT (SUBJECT TO OBTAINING THE CONSENT OF THE COMPANY AND THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION")), WHICH IT PRESENTLY HAS NO INTENTION OF EXERCISING, TO WAIVE OR REDUCE THE MINIMUM CONDITION AND TO ELECT TO PURCHASE, PURSUANT TO THE OFFER, LESS THAN THE NUMBER OF SHARES REQUIRED TO SATISFY THE MINIMUM CONDITION. SEE SECTIONS 1 AND 14.

     The Offer is being made pursuant to the Agreement of Merger, dated as of July 15, 1999 (the "Merger Agreement"), among Parent, the Purchaser and the Company, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger (as such, the "Surviving Corporation") as a wholly owned subsidiary of Parent (the "Merger"). In the Merger, each Share issued and outstanding immediately prior to the Merger (other than Shares (1) owned or held in treasury by the Company, (2) owned by Parent or the Purchaser, (3) remaining outstanding held by any subsidiary of the Company or Parent or (4) owned by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law) will be converted into the right to receive in cash, without interest, the per Share price paid in the Offer (the "Merger Consideration"). See Section 12.

     The Merger is subject to a number of conditions, including approval by stockholders of the Company, if such approval is required by applicable law. If the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser will effect the Merger pursuant to the short-form merger provisions of the Delaware General Corporation Law (the "DGCL"), without prior notice to, or any action by, any other stockholder of the Company. See Section 12.

     Once the Minimum Condition has been satisfied and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's board of directors and to effect the Merger without the affirmative vote of any other stockholder of the Company.

     The Merger Agreement is more fully described in Section 12. Certain Federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, August 17, 1999, unless the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     Subject to the terms of the Merger Agreement (see Section 12) and the applicable rules and regulations of the Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 14 hereof shall have occurred or shall have been determined by the Purchaser to have occurred, (1) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (2) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If by 12:00 midnight, New York City time, on Tuesday, August 17, 1999 (or any other date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, (1) to terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders, (2) to waive all the unsatisfied conditions (other than the Minimum Condition and the condition that any waiting period under the HSR Act shall have expired or been terminated) and, subject to complying with the terms of the Merger Agreement and the applicable rules and regulations of the Commission, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (3) to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (4) to amend the Offer.

     There can be no assurance that the Purchaser will exercise its right to extend the Offer (other than as required by the Merger Agreement). Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-l(d) under the Securities Exchange Act of 1934 (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make such public announcement by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

     In the Merger Agreement, the Purchaser has agreed that it will not, without the prior consent of the Company, extend the Offer, except that, without the consent of the Company, the Purchaser may extend the Offer (1) if at the Expiration Date any of the conditions to the Purchaser's obligations to accept Shares for payment are not satisfied or waived, until such time as such conditions are satisfied or waived, (2) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer or any period required by applicable law and (3) on one or more occasions for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause
(1) or (2) of this sentence, if on such expiration date there shall not have been tendered at least 90% of the outstanding Shares. The Merger Agreement further provides that if all the conditions to the Offer are not satisfied on any scheduled expiration date of the Offer then, provided that all such conditions are reasonably capable of being satisfied, the Purchaser will extend the Offer from time to time until such conditions are satisfied or waived, provided that the Purchaser will not be required to extend the Offer beyond September 30, 1999. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     In addition, the Purchaser has agreed in the Merger Agreement that it will not, without the consent of the Company, (1) reduce the number of Shares subject to the Offer, (2) reduce the Offer Price, (3) amend or add to the Offer conditions any terms that are adverse to the holders of the Shares, (4) extend the Offer, except as provided in the preceding paragraph, (5) change the form of consideration payable in the Offer or (6) amend any other term of the Offer in any manner adverse to the holders of the Shares.

     If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including, with the Company's consent, a waiver of the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-l under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

     CONSUMMATION OF THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION, THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED BY THE HSR ACT AND THE OTHER CONDITIONS SET FORTH IN SECTION 14. Subject to the terms and conditions contained in the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURE FOR TENDERING SHARES.

     VALID TENDER. For a stockholder to tender Shares validly pursuant to the Offer, either (1) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined in the second succeeding paragraph), and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined in the next paragraph) received by the Depositary), in each case, prior to the Expiration Date, or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

     The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF THE LETTER OF TRANSMITTAL OR ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal if (1) the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith unless such registered holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each of the foregoing being referred to as an "Eligible

Institution"). In all other cases, all signatures on the Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be issued to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

     GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (1) such tender is made by or through an Eligible Institution;

          (2) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Purchaser is received by the Depositary, as provided below, prior to the Expiration Date; and

          (3) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (2) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     APPOINTMENT. By executing a Letter of Transmittal, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after July 15, 1999. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies or consents may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting rights with respect to such Shares or other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, or otherwise, and may execute any written consent, and may otherwise act as an attorney-in-fact and proxy concerning any matter as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders then scheduled.

     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of, or payment for, any Shares which acceptance or payment, in the opinion of the Purchaser's counsel, may be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. IN ORDER TO AVOID "BACKUP WITHHOLDING" OF FEDERAL INCOME TAX ON PAYMENTS OF CASH PURSUANT TO THE OFFER, A STOCKHOLDER SURRENDERING SHARES IN THE OFFER MUST, UNLESS AN EXEMPTION APPLIES, PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") ON A SUBSTITUTE FORM W-9 AND CERTIFY UNDER PENALTY OF PERJURY THAT SUCH TIN IS CORRECT AND THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP WITHHOLDING. IF A STOCKHOLDER DOES NOT PROVIDE ITS CORRECT TIN OR FAILS TO PROVIDE THE CERTIFICATIONS DESCRIBED ABOVE, THE INTERNAL REVENUE SERVICE ("IRS") MAY IMPOSE A PENALTY ON SUCH STOCKHOLDER AND PAYMENT OF CASH TO SUCH STOCKHOLDER PURSUANT TO THE OFFER MAY BE SUBJECT TO BACKUP WITHHOLDING OF 31%. ALL STOCKHOLDERS SURRENDERING SHARES PURSUANT TO THE OFFER SHOULD COMPLETE AND SIGN THE MAIN SIGNATURE FORM AND THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL TO PROVIDE THE INFORMATION AND CERTIFICATION NECESSARY TO AVOID BACKUP WITHHOLDING (UNLESS AN APPLICABLE EXEMPTION EXISTS AND IS PROVEN IN A MANNER SATISFACTORY TO THE PURCHASER AND THE DEPOSITARY). CERTAIN STOCKHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND CERTAIN FOREIGN INDIVIDUALS AND ENTITIES) ARE NOT SUBJECT TO BACKUP WITHHOLDING. NONCORPORATE FOREIGN STOCKHOLDERS SHOULD COMPLETE AND SIGN THE MAIN SIGNATURE FORM AND A FORM W-8, CERTIFICATE OF FOREIGN STATUS, A COPY OF WHICH MAY BE OBTAINED FROM THE DEPOSITARY, IN ORDER TO AVOID BACKUP WITHHOLDING. SEE INSTRUCTION 9 TO THE LETTER OF TRANSMITTAL.

3. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after September 18, 1999.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and, promptly after the Expiration Date, will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3. Any determination concerning the satisfaction of such terms and conditions will be within the sole discretion of the Purchaser, and such determination will be final and binding on all tendering stockholders. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer).

     Parent has filed a Notification and Report Form with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15th calendar day after such filing, unless early termination of the waiting period is granted. In addition, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from Parent. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by Parent with such request. See Section 15 for additional information concerning the HSR Act and the applicability of the antitrust laws to the Offer.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for such Shares (or timely Book-Entry Confirmation of a transfer of such Shares as described in Section 2), (2) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and
(3) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares. Any such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

     If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or otherwise, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer. Any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The receipt of cash pursuant to the Offer or the Merger will constitute a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also constitute a taxable transaction under applicable state, local, foreign and other tax laws. As a result, a tendering stockholder will generally recognize gain or loss for Federal income tax purposes in an amount equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Merger and such stockholder's aggregate adjusted tax basis in the Shares tendered and purchased pursuant to the Offer (or canceled pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer (or canceled pursuant to the Merger). If tendered Shares are held by a tendering stockholder as capital assets, any gain or loss recognized by the tendering stockholder will constitute capital gain or loss, and will constitute long-term capital gain or loss if the tendering stockholder held the underlying Shares for more than 12 months as of the date of disposition. There are limits on the deductibility of capital losses.

     A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals) that tenders Shares may be subject to backup withholding at a rate of 31% unless the stockholder provides its correct TIN (or certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish its correct TIN in the prescribed manner or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS, and the gross proceeds of the Offer or the Merger payable to such stockholder may be subject to backup withholding at a rate of 31%. Each stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

     If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF SUCH PERSON'S INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES.

     The Shares are traded on The Nasdaq National Market System under the symbol "SPTR." The following table sets forth, for each of the periods indicated, the high and low reported sale prices per Share, as reported by the Nasdaq National Market.

                                                                 SHARES
                                                              -------------
                                                              HIGH      LOW
                                                              ----      ---
FISCAL YEAR ENDED DECEMBER 31, 1997
First Quarter...............................................  $25       $12 5/8
Second Quarter..............................................   21        11 1/4
Third Quarter...............................................   20 3/4    13 3/4
Fourth Quarter..............................................   15 1/4     8 5/8
FISCAL YEAR ENDED DECEMBER 31, 1998
First Quarter...............................................  $11 1/8   $ 6 7/8
Second Quarter..............................................   10 1/4     6 15/16
Third Quarter...............................................    7 13/16   4 5/32
Fourth Quarter..............................................    7 5/8     3 9/16
FISCAL YEAR ENDED DECEMBER 31, 1999
First Quarter...............................................  $ 7       $ 3 1/4
Second Quarter..............................................   12 7/8     3 1/2
Third Quarter (through July 20, 1999).......................   12         8 5/8

     On July 14, 1999, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported last sale price of the Shares on the Nasdaq National Market was $11 1/2 per Share. On July 20, 1999, the last full day of trading before the commencement of the Offer, the reported last sale price of the Shares on the Nasdaq National Market was $8 25/32 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Form 10-K"), the Company has not paid cash dividends on Common Stock to date and does not plan to pay cash dividends to its stockholders in the foreseeable future.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     MARKET FOR SHARES. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in the Nasdaq National Market (the top tier market of The Nasdaq Stock Market). According to published guidelines for the Nasdaq National Market, the Shares might no longer be eligible for quotation on the Nasdaq National Market if, among other things, (1) either (a) the number of Shares publicly held was fewer than 750,000, there were fewer than 400 holders of round lots, the aggregate market value of publicly held Shares was less than $5,000,000, net tangible assets were less than $4,000,000 and there were fewer than two registered and active market makers for the Shares, or (b) the number of Shares publicly held was fewer than 1,100,000, there were fewer than 400 holders of round lots and the aggregate market value of publicly held Shares was less than $15,000,000,
(2) either (a) the Company's market capitalization was less than $50,000,000 or
(b) the total assets and total revenue of the Company for the most recently completed fiscal year or two of the last three most recently completed fiscal years was less than $50,000,000 or

(3) there were fewer than four registered and active market makers. If these standards are not met, the Shares might nevertheless continue to be included in The Nasdaq Stock Market with quotations published in the Nasdaq "additional list" or in one of the "local lists," but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq Stock Market reporting and The Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to the Company, as of July 14, 1999, there were approximately 650 holders of record of Shares (including one holder in "street name" representing approximately 5,240 stockholders) and 7,040,930 Shares were outstanding. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NASD for continued inclusion in The Nasdaq Stock Market or the Nasdaq National Market, as the case may be, the market for Shares could be adversely affected.

     If the Shares no longer meet the requirements of the NASD for quotation through any tier of The Nasdaq Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would depend, however, upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the shortswing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will cease to be reported on The Nasdaq Stock Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     The Company is a Delaware corporation with its principal executive offices at 50 Hall Road, Sturbridge, Massachusetts 01566. According to the Form 10-K, the Company operates through two wholly owned subsidiaries,

SpecTran Communication Fiber Technologies, Inc. ("SpecTran Communication") and SpecTran Specialty Optics Company ("SpecTran Specialty"). The Company, through its subsidiary SpecTran Communications, develops, manufactures and markets multimode and single-mode optical fiber for data communications and telecommunications applications and through its subsidiary SpecTran Specialty, develops, manufactures and markets specialty multimode and single-mode fiber and value-added fiber optic products for industrial, military/aerospace, communication and medical applications.

     Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the information contained in the Form 10-K or the Company's Form 10-Q for the quarter ended March 31, 1999. More comprehensive financial information is included in those reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to those reports and such other documents and all the financial information (including any related notes) contained therein. Those reports and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                     SPECTRAN CORPORATION AND SUBSIDIARIES
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      THREE MONTHS ENDED        YEAR ENDED
                                                          MARCH 31,            DECEMBER 31,
                                                      ------------------    ------------------
                                                       1999       1998       1998       1997
                                                      -------    -------    -------    -------
                                                         (UNAUDITED)
STATEMENT OF INCOME DATA:
Net sales.........................................    $20,380    $15,112    $70,856    $62,057
Cost of sales.....................................     15,059     10,001     51,976     38,781
                                                      -------    -------    -------    -------
  Gross profit....................................      5,321      5,111     18,880     23,276
Selling and administrative expenses...............      3,082      3,134     13,818     13,966
Research and development costs....................        755      1,176      5,493      3,289
                                                      -------    -------    -------    -------
Income (loss) from operations.....................      1,484        801       (431)     6,021
                                                      -------    -------    -------    -------
Other income (expense)
  Interest income.................................         28        114        224      1,372
  Interest expense................................       (736)      (124)    (1,419)      (747)
  Other net.......................................        (12)       842      3,372        510
                                                      -------    -------    -------    -------
  Other income (expense), net.....................       (720)       832      2,177      1,090
                                                      -------    -------    -------    -------
Income before income taxes and equity in joint
  venture.........................................        764      1,633      1,746      7,111
Loss from joint venture...........................       (382)      (252)      (974)      (287)
                                                      -------    -------    -------    -------
Income before income taxes........................        382      1,381        772      6,842
Income tax expense................................        149        517        249      1,982
                                                      -------    -------    -------    -------
Net income........................................        233        864        523      4,842
                                                      -------    -------    -------    -------
Other comprehensive income (loss).................         --        (11)       (11)        (6)
                                                      -------    -------    -------    -------
Comprehensive income..............................    $   233    $   853    $   512    $ 4,826
                                                      -------    -------    -------    -------
Net earnings per common share
  Basic...........................................    $   .03    $   .12    $   .07    $   .72
  Diluted.........................................    $   .03    $   .12    $   .07    $    68

                                                            AT MARCH 31,      AT DECEMBER 31,
                                                            ------------    -------------------
                                                                1999          1998       1997
                                                            ------------    --------    -------
                                                            (UNAUDITED)
BALANCE SHEET DATA
Total current assets......................................    $ 30,201      $ 26,106    $27,400
Investment in joint venture(1)............................       2,857         3,239      4,213
Property, plant and equipment, net........................      67,851        68,495     55,407
Total assets..............................................     108,234       105,419     92,105
Long-term debt............................................      31,800        30,800     24,000
Total stockholders' equity................................      57,545        57,312     56,759

---------------
(1) On June 30, 1999, the Company sold its interest in its joint venture with General Cable Corporation, General Photonics, LLC, to BICC General Cable Industries, Inc. for $2,367,200. General Photonics, LLC, which is a manufacturer of optical fiber cables, was formed by the Company and General Cable Corporation in 1996.

     AVAILABLE INFORMATION. The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's web site, the address of which is: http://www.sec.gov. Such information should also be on file at The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser and Parent do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT.

     The Purchaser, a Delaware corporation and a wholly owned subsidiary of Parent, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal offices of the Purchaser are located at 600 Mountain Avenue, Murray Hill, New Jersey, 07974. All outstanding shares of capital stock of the Purchaser are owned by Parent.

     Parent designs, builds and delivers a wide range of public and private networks, communications systems and software, data networking systems, business telephone systems and microelectronic components. Parent is a global leader in the sale of public communications systems, and is a supplier of systems or software to most of the world's largest network operators. Parent is also a global leader in the sale of business communications systems and in the sale of microelectronic components for communications applications to manufacturers of communications systems and computers. Parent conducts its research and development activities through Bell Laboratories, one of the world's foremost industrial research and development organizations. Parent is a Delaware corporation with its principal offices located at 600 Mountain Avenue, Murray Hill, New Jersey, 07974.

     Financial information with respect to Parent and its subsidiaries is included in Parent's Annual Report on Form 10-K for the fiscal year ended September 30, 1998, as amended by Amendment No. 1 thereto filed on Form 10-K/A on May 17, 1999, Parent's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1998 and March 31, 1999, Parent's Form 8-K filed on January 8, 1999, Parent's Form 8-K filed on March 5, 1999 as amended by Amendment 1 thereto filed on Form 8-K/A on May 18, 1999, Parent's Form 8-K filed on June 28, 1999 and other documents filed by Parent with the Commission. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

     Neither the Purchaser nor Parent (together, the "Corporate Entities") or, to the best knowledge of the Corporate Entities, any of the persons listed in
Schedule I or any associate or majority-owned subsidiary of the Corporate Entities or any of the persons so listed, beneficially owns any equity security of the Company, and none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as described in this Offer to Purchase, (1) there have not been any contacts, negotiations or transactions between the Corporate Entities, any of their respective subsidiaries or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (2) none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

     Except as described in this Offer to Purchase, during the last five years, none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I (1) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or
(2) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. The name, business address, present principal occupation or employment, five-year employment history and citizenship of each of the directors and executive officers of the Purchaser and Parent are set forth in
Schedule I.

     AVAILABLE INFORMATION. Parent is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission, and copies thereof should be obtainable from the Commission, in the same manner as set forth with respect to information concerning the Company in Section 8. Such material should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, New York 10005.

10. SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by the Purchaser to purchase all outstanding Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $64.2 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution which will be made by Parent to the Purchaser.

     Parent intends to provide to the Purchaser the funds required to consummate the Offer and the Merger from its available cash, which includes revenues from customers and the proceeds of short-term commercial paper issued to finance current assets. Parent generally repays commercial paper out of cash flow generated by Parent from operations and through the issuance of equity or long-term debt when advantageous opportunities arise.

11. CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER.

     The Company has a long-standing relationship with Parent both as a supplier of optical fiber to Parent and a licensee of technology from Parent.

     SUPPLY RELATIONSHIP WITH THE COMPANY. The Company and Parent have a three-year supply agreement (the "Supply Agreement") terminating December 31, 1999, under which Parent is required to make certain annual minimum purchases of optical fiber. Parent has satisfied its minimum annual purchase obligations under the Supply Agreement through and including 1999. In 1998, Parent purchased quantities of optical fiber in excess of the required annual minimum. For the calendar years ending December 31, 1998 and 1997, Parent purchased from the Company approximately $26.0 million and $6.6 million, respectively, of optical fiber.

From January 1, 1999 through June 30, 1999, Parent purchased from the Company approximately $9.5 million of optical fiber.

     In the fall of 1998, the Company and Parent's Network Products Group had discussions regarding the quantities of optical fiber Parent would need in the future. The Company was invited to respond to a request for quotes regarding Parent's optical fiber needs for 1999 along with two other bidders. The Company's bid was above the two other bidders and the Company was invited to rebid but the Company's bid continued to remain above that of the two other bidders.

     Parent continued to purchase under the Supply Agreement during the first two calendar quarters of 1999. On June 1, 1999, Parent advised the Company that, due to excess inventories, Parent would decrease significantly the amount of optical fiber it would purchase from the Company for the remainder of the year. On June 17, 1999, a representative of Parent informed a representative of Lazard that Parent had completed its purchases of optical fiber from the Company for the year.

     LICENSE AGREEMENTS WITH THE COMPANY. The Company has been a licensee of Parent's and its predecessor company's optical fiber patents since 1981. Between mid-1997 and October 30, 1998, the Company and Parent discussed the possibility of entering into an additional patent license agreement. On October 30, 1998, the Company and Parent established a new worldwide, non-exclusive license exchanging rights under their optical fiber patents issued prior to January 1, 1998 and additional patents related to multimode fiber based on applications filed through October 1998. The Company is licensed by Parent to make optical fiber at its existing factories for worldwide use, sale and export from the United States. The license contains some product limitations including certain exclusions to make or sell select specialty fibers for some applications. Parent receives non-exclusive, royalty-free worldwide rights to the licensed Company patents. The Company agreed to pay Parent a $4.0 million license fee in installments and, beginning in 2000, a royalty on sales. On January 31, 1999, the Company paid the first license fee installment of $750,000 and will be making a further $500,000 payment on July 31, 1999. An additional $1.0 million is due in 2000, $1.0 million in 2001 and $750,000 in 2002. Parent has the right to terminate the agreement if the Company is acquired by an optical fiber manufacturer.

     For the six months ended June 30, 1999, the Company made no royalty payments to Parent. For the fiscal years ending December 31, 1998, 1997 and 1996, the Company made aggregate royalty payments to Parent of approximately $60,000, $890,000 and $760,000, respectively. All such royalty payments were in respect of sales by SpecTran Communication.

     MERGER NEGOTIATIONS WITH THE COMPANY. In early 1999, Parent's Network Products Group was contacted by Mr. Charles B. Harrison, President, Chief Executive Officer and Chairman of the Board of the Company, as part of an auction process conducted by Lazard, the Company's investment bank. Mr. Harrison met with Mr. Denys Gounot, Chief Operating Officer of Parent's Network Products Group, and Mr. Robert Mohalley, Strategy Vice President for Parent's Network Products Group, at Parent's Network Products Group's offices in Atlanta, Georgia on February 1, 1999.

     The parties signed a non-disclosure agreement on March 5, 1999.

     On March 24 and 25, 1999, representatives of Parent's Network Products Group met at the Company's offices with Mr. Harrison, Mr. John Chapman, President of SpecTran Communication, Mr. Martin Siefert, President of SpecTran Specialty, and other managers of the Company, to review the Company and gather initial due diligence information.

     On April 20, 1999, Lazard, on behalf of the Company, corresponded with Parent's Network Products Group to formally invite participation in an auction of the Company and to forward to Parent the Offering Memorandum of the Company. Parent informed Lazard that it was not going to submit a proposal, but that, under the right circumstances, Parent might be interested in pursuing a supply agreement with the Company.

     On May 10, 1999, Mr. Mohalley sent the Company a letter stating that upon further review Parent might be interested in pursuing a transaction. On May 11, 1999, during a telephone conversation, Mr. Mohalley asked Mr. Harrison for at least an additional two weeks to conduct more due diligence before submitting an indication of interest letter.

     On May 17 and 18, 1999, representatives of Parent, including Mr. Terence Bentley, Director Corporate Development of Parent, and Mr. Richard Sullivan, Network Products Group Director Business Development of Parent, visited the Company's headquarters in Sturbridge, Massachusetts to conduct a preliminary due diligence review of the Company. Messrs. Bentley and Sullivan also met with Messrs. Harrison, Chapman, Siefert, and George Roberts, Chief Financial Officer of the Company, to discuss a potential acquisition by Parent of the Company. Due diligence by Parent continued throughout May and June.

     On June 14, 1999, Mr. William Spivey, President of Parent's Network Products Group, Mr. Gounot and Mr. Bentley visited the Company's manufacturing facilities and met with managers of the Company.

     On June 15, 1999, senior officers of Parent met and, after being briefed, approved formal negotiation relating to the purchase of the Company. Mr. Bentley indicated to Mr. Harrison of the Company that Parent would be willing to offer $8.00 per Share in cash, subject to due diligence.

     Parent and the Company executed a revised non-disclosure agreement on June 22, 1999.

     On June 16 and 17, 1999, representatives of Parent, including Mr. Bentley, the Company and Lazard had discussions regarding the form of consideration, the structure of the transaction and other material terms relating to the transaction, including human resources and real estate matters.

     On June 17, 1999, Parent submitted a non-binding proposal to acquire the Company for between $8.00 and $8.75 per Share.

     On Monday, June 21, 1999, Mr. Bentley and Mr. Harrison met in Murray Hill, New Jersey, to discuss various acquisition structures. Negotiations with respect to structure, prices, form of consideration and other material terms continued throughout the morning. Mr. Bentley indicated that Parent would be willing to increase its previous proposal to $9.00 per Share in cash but did not want to pursue a stock transaction.

     On the evening of June 21, 1999, the board of directors of the Company met by conference telephone call (one director was unavailable) and discussed Mr. Harrison's report of his meeting with Parent. The Board directed Mr. Harrison to discuss a possible stock transaction again with Mr. Bentley.

     On the morning of June 22, 1999, Mr. Harrison spoke with Mr. Bentley and reported that the Company's board of directors strongly preferred a stock transaction. Mr. Bentley reiterated that Parent would not agree to a stock transaction but would be interested in pursuing a $9.00 per Share cash transaction.

     On June 22, 1999 at 5:00 p.m., the board of directors of the Company met and was updated by Mr. Harrison. The Board reiterated its interest in a stock transaction. The board directed Mr. Harrison to attempt again to ascertain whether Parent would be willing to acquire the Company for stock, but also authorized Mr. Harrison to proceed with discussions regarding a cash transaction for $9.00 per Share or higher. Later that evening Mr. Harrison raised the matter of a stock transaction again with Mr. Bentley.

     On June 23, 1999, Mr. Bentley informed Mr. Harrison that Parent was strongly disinclined to enter into a stock transaction for a number of reasons, including additional cost and time to complete the acquisition. Mr. Bentley stated that he would consider discussing with Parent's Chief Financial Officer an acquisition of the Company at a per Share price of $8.00 in Parent stock but advised Mr. Harrison that he did not believe such a transaction would be approved and that the environment for obtaining such approval from Parent's senior management was very unfavorable. Mr. Harrison stated he would discuss the matter with the Company's directors and advise Mr. Bentley. Mr. Harrison polled the board and the unanimous sense was to proceed with negotiations for a $9.00 per Share cash transaction. Mr. Harrison so informed Mr. Bentley that same day.

     On June 28 and June 29, 1999, a due diligence team from Parent visited the Company to meet with management of the Company, to tour the Company's facilities and to continue due diligence.

     From July 1 to July 14, 1999, representatives of Parent conducted further due diligence. These representatives also negotiated the Merger Agreement with representatives of the Company. During the negotiations, the Company requested and Parent agreed to eliminate several measures designed to make it more likely that a transaction would be completed if an agreement were reached, including granting Parent an option to acquire up to 19.9% of the Company's Shares under certain conditions and agreements from officers and directors to tender their Shares and vote in favor of the Merger. The Company also requested, and Parent agreed to, a reduction in the break-up fee payable to Parent in the event the transaction was not completed for certain reasons from $2.5 million to $2.0 million.

     On July 14, 1999, the board of directors of the Company held a meeting to consider the Offer, the Merger and the Merger Agreement. At the meeting, the board of directors of the Company heard presentations by its legal counsel with respect to the terms of the proposed offer, the Merger and the Merger Agreement, and legal counsel advised the board of directors that the negotiations for the Merger Agreement were substantially complete. The board of directors also heard a presentation by representatives of Lazard with respect to the financial terms of the Offer and the Merger and Lazard's valuation analysis. The board of directors, with the participation of the representatives of Lazard, reviewed again the alternatives for the Company.

     At the conclusion of the presentation, representatives of Lazard delivered Lazard's oral opinion that, as of the date of the Merger Agreement, the $9.00 in cash per Share to be paid to the stockholders of the Company pursuant to the Offer and the Merger was fair to such stockholders from a financial point of view. Lazard subsequently delivered a written opinion, dated the date of the Merger Agreement, to the same effect. On July 15, 1999, Parent, the Purchaser and the Company executed and delivered the Merger Agreement.

     Based upon such discussion, presentations and opinion, the Board of Directors of the Company has unanimously approved the Offer and the Merger and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company and unanimously recommends that stockholders of the Company accept the Offer and tender their Shares to the Purchaser pursuant to the terms of the Offer.

12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT.

     PURPOSE OF THE OFFER. The purpose of the Offer is to enable Parent to acquire control of, and the entire equity interest in, the Company. Following the consummation of the Offer, the Purchaser and Parent intend to acquire any remaining equity interest in the Company not acquired in the Offer by consummating the Merger. The Offer is subject to certain terms and conditions. Notwithstanding anything to the contrary set forth in the Offer to Purchase, any determination concerning the satisfaction of such terms and conditions will be within the reasonable discretion of the Purchaser.

     THE MERGER AGREEMENT. The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under "Conditions to the Merger," the Purchaser will be merged with and into the Company, and each then outstanding Share (other than Shares (1) owned or held in treasury by the Company, (2) owned by the Purchaser or Parent, (3) remaining outstanding held by any subsidiary of the Company or Parent or (4) owned by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law), will be converted into the right to receive an amount in cash, without interest, equal to the price per Share paid pursuant to the Offer.

     VOTE REQUIRED TO APPROVE MERGER. The DGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the board of directors of the Company and, if the "short form" merger procedure described below is not available, by the holders of a majority of the Company's outstanding Shares. The board of directors of the Company has approved the Offer, the Merger and the Merger Agreement; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by such stockholders if the "short-form" merger procedure described below is not available. Under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Purchaser), is generally required to approve the Merger. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. However, the DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a "short-form" merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, the Purchaser could (and, under the Merger Agreement, is required to) effect the Merger using the "short-form" merger procedures without prior notice to, or any action by, any other stockholder of the Company.

     CONDITIONS TO THE MERGER. The Merger Agreement provides that the respective obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction of each of the following conditions:
(1) if required by applicable law, the Merger Agreement having been approved and adopted by the affirmative vote of holders of a majority of the outstanding Shares, (2) no judgment, order, decree, statute, law, ordinance, rule or regulation enacted, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect, and there shall not be pending any suit, action or proceeding by any governmental entity (a) preventing the consummation of the Merger or (b) which is otherwise reasonably likely to have a material adverse effect on the Company or Parent, as applicable, arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement; provided, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered and (3) the Purchaser shall have previously accepted for payment and paid for the Shares pursuant to the Offer.

     The obligations of Parent and Purchaser to consummate the Merger are also subject to the fulfilment or satisfaction at or prior to the effective time of the Merger that (1) the Company shall have performed and complied in all material respects with all agreements and conditions contained in the Merger Agreement that are required to be performed or complied with it prior to or at the effective time of the Merger, (2) each of the representations and warranties of the Company contained in the Merger Agreement that are qualified by material adverse effect, shall be true and correct and each of the representations and warranties of the Company to the extent it is not so qualified by material adverse effect, shall be true and correct in all material respects, in each case, on and as of the effective time of the Merger, (3) no event or events shall have occurred that could reasonably be expected to have a material adverse effect on the Company and (4) the Company shall have received all necessary consents or waivers, in form and substance satisfactory to Parent and the Purchaser, from the other parties to each contract, lease or agreement to which the Company is a party, except where the failure to receive such consent would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Company.

     The obligations of the Company to consummate the Merger are also subject to the fulfilment or satisfaction at or prior to the effective time of the Merger that (1) Parent and Purchaser shall have performed and complied in all material respects with all agreements and conditions contained in the Merger Agreement that are required to be performed or complied with them prior to or at the effective time of the Merger and (2) each of the representations and warranties of the Purchaser and Parent contained in the Merger Agreement that are qualified by material adverse effect shall be true and correct and each of the representations and warranties of the Purchaser and Parent to the extent it is not so qualified by material adverse effect, shall be true and correct in all material respects, in each case, on and as of the effective time of the Merger.

     TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the effective time of the Merger (the "Effective Time"), whether before or after approval and adoption of the Merger Agreement by the stockholders of the Company or the stockholder of Purchaser (provided, that if Shares are purchased pursuant to the Offer, neither Parent nor Purchaser may in any event terminate the Merger Agreement), (1) by the agreement of each of the boards of directors of Parent, the Purchaser and the Company, (2) by Parent, the Purchaser or the Company if (a) the Purchaser has not accepted for payment any Shares pursuant to the Offer prior to December 31, 1999, provided, that the right to terminate the Merger Agreement pursuant to this clause (2)(a) will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Purchaser to accept for payment any Shares on or before such date, or (b) any court of competent jurisdiction in the United States or other governmental authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action has become final and nonappealable, (3) by Parent, if the Company or any of its directors or officers shall participate in discussions or negotiations in breach (other than an immaterial breach) of the covenants of the Company described under "No Solicitation by the Company; Takeover Proposals" in this Section 12, (4) by the Company prior to the meeting of the stockholders of the Company to approve the Merger ("Company Stockholders Meeting") if in response to a takeover proposal which constitutes a Superior Proposal (as defined in "No Solicitation by the Company; Takeover Proposals" in this Section 12 below) which was not solicited by the Company and which did not otherwise result from a breach of the covenants of the Company described under "No Solicitation by the Company; Takeover Proposals" in this Section 12; (5) by the Company, in the event Parent or the Purchaser materially breaches its obligations under the Merger Agreement, unless such breach is cured within 15 days after notice to Parent by the Company, (6) by Parent or the Purchaser, in the event the Company materially breaches its obligations under the Merger Agreement, unless such breach is cured within 15 days after notice to the Company by Parent or the Purchaser, or (7) by Parent or the Purchaser prior to the purchase of Shares pursuant to the Offer in the event of a breach or failure to perform by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which
(a) would give rise to the failure of a condition set forth below in paragraph
(4) or (5) described below in Section 14 and (b) cannot be cured, or has not been cured within 15 days after the Company receives written notice from Parent of such breach or failure to perform.

     NO SOLICITATION BY THE COMPANY; TAKEOVER PROPOSALS. The Merger Agreement provides that the Company will not, nor will it permit any of it subsidiaries to, nor will it authorize or permit any of its, directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (1) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a Takeover Proposal (as defined below) or (2) participate in any discussions or negotiations regarding any Takeover Proposal. Notwithstanding the foregoing, if prior to the Company Stockholders Meeting, the board of directors of the Company determines in good faith, after consultation with outside counsel, that it is legally advisable to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company, in response to a Superior Proposal (as defined below) which was not solicited by it or which did not result from a breach by the Company of its non-solicitation obligations, and subject to compliance with the Merger Agreement, may furnish information with respect to the Company and its subsidiaries to any person making a Superior Proposal pursuant to a customary confidentiality agreement and participate in discussions or negotiations regarding such Superior Proposal.

     For purposes of the Merger Agreement, a "Takeover Proposal" means any inquiry, proposal or offer from any person (1) relating to any direct or indirect acquisition or purchase of (a) a business that constitutes 15% or more of the net revenues, net income or the assets of the Company and its subsidiaries, taken as a whole, (b) 20% or more of any class of equity securities of the Company or (c) any material equity interest in any subsidiary of the Company, (2) relating to any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any material equity interest in any of its subsidiaries, or (3) relating to any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement.

     For purposes of the Merger Agreement, "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the board of directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the board of directors of the Company, is reasonably capable of being obtained by such third party.

     The Merger Agreement provides further that neither the board of directors of the Company nor any committee thereof may (1) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such board of directors or such committee of the Offer, the Merger or the Merger Agreement, (2) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (3) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal other than any such agreement entered into concurrently with the termination of the Merger Agreement by the Company to facilitate such action. See "Termination of the Merger Agreement" in this Section 12.

     The Merger Agreement provides that the Company must promptly advise Parent orally and in writing of any Takeover Proposal or any request for information by any person which the Company reasonably believes is in connection with the preparation of a Takeover Proposal, the material terms and conditions of the Takeover Proposal or the information requested by the person making the request and the identity of the person making the Takeover Proposal or request for information. The Company must promptly inform Parent of any change in the status and material terms and conditions (including amendments or proposed amendments) of any such Takeover Proposal or request for information.

     The Merger Agreement provides that nothing contained therein will prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the board of directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, that, except as expressly permitted by the Merger Agreement, neither the Company nor its board of directors nor any committee thereof may withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Offer, the Merger Agreement or the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

     FEES AND EXPENSES; TERMINATION FEE. The Merger Agreement provides that all fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated except that each of Parent and the Company shall bear and pay one-half of (1) the cost and expenses incurred in connection with the filing, printing and mailing of any proxy statement of the Company in connection with any meeting of the stockholders of the Company to approve the merger (including Commission filing fees) and (2) the filing fees for the pre-merger notification and report forms under the HSR Act.

     The Merger Agreement provides that the Company shall pay in same day funds to Parent $2,000,000 under the circumstances and terms set forth below:

          (1) A bona fide Superior Proposal shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Superior Proposal and thereafter the Merger Agreement is terminated by any of Parent, the Purchaser or the Company because the Purchaser shall not have accepted for payment any Shares pursuant to the Offer prior to December 31, 1999, provided that the $2,000,000 is only payable to Parent if, within twelve months of the termination of the Merger Agreement, the Company or any of its subsidiaries enters into any definitive agreement with respect to, or consummates, any Superior Proposal;

          (2) The Merger Agreement is terminated by Parent or the Purchaser prior to the purchase of Shares pursuant to the Offer in the event of a breach or a failure to perform by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (a) would give rise to a failure of condition (4) or (5) as set forth below in Section 14 and (b) cannot be cured, or has not been cured within 15 days after the Company receives written notice from Parent of such breach or failure to perform;

          (3) The Merger Agreement is terminated by the Company prior to the Company Stockholder Meeting in response to a Superior Proposal which was not solicited by the Company and which does not otherwise result from a breach of the non-solicitation covenants of the Company described above under "No Solicitation by the Company; Takeover Proposals" in this Section 12; or

          (4) The Merger Agreement is terminated by Parent because the Company or any of its directors or officers participated in discussions or negotiations in breach (other than an immaterial breach) of the Company's covenants described under "No Solicitation by the Company; Takeover Proposals" in this Section 12.

     CONDUCT OF BUSINESS BY THE COMPANY. The Merger Agreement provides that until the consummation of the Merger, the Company will (and will cause each of its Subsidiaries to):

          (1) maintain its existence in good standing;

          (2) maintain the general character of its business and properties and conduct its business in the ordinary and usual manner consistent with past practices, except as expressly permitted by the Merger Agreement;

          (3) maintain business and accounting records consistent with past practices; and

          (4) use its reasonable best efforts (a) to preserve its business intact, (b) to keep available to the Company the services of its present officers and employees and (c) to preserve for the Company or such subsidiary the goodwill of its suppliers, customers and others having business relations with the Company or such subsidiary.

     In addition, the Merger Agreement provides that unless provided for in the Merger Agreement or approved by Parent in writing, until the consummation of the Merger, the Company will not (and will not permit any of its Subsidiaries to):

          (1) amend or otherwise change its certificate of incorporation or by-laws;

          (2) issue or sell or authorize for issuance or sale (other than any issuance of Common Stock upon the exercise of any outstanding option or warrant to purchase Common Stock which option or warrant was issued prior to the date of the Merger Agreement in accordance with the terms of the relevant stock option or warrant agreement), or grant any options or warrants or make other agreements with respect to, any shares of its capital stock or any other of its securities or warrants;

          (3) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock;

          (4) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (5) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except (a) short-term borrowings (including borrowings under the Company's existing line of credit with Fleet National
     Bank) incurred in the ordinary course of business (or to refinance existing or maturing indebtedness) and (b) intercompany indebtedness between the Company and any of its subsidiaries or between subsidiaries;

          (6) (a) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (b) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice; (c) authorize any capital commitment which is in excess of $50,000 or capital expenditures which are, in the aggregate, in excess of $100,000, except as otherwise disclosed in the Merger Agreement; or (d) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing matters described in these clauses (5) and (6);

          (7) mortgage, pledge or subject to lien, any of its assets or properties or agree to do so except for liens permitted by the Merger Agreement;

          (8) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets (including securitizations), other than sales or licenses of finished goods in the ordinary course of business consistent with past practice;

          (9) assume, guarantee or otherwise become responsible for the obligations of any other person or agree to so do;

          (10) enter into or agree to enter into any employment agreement;

          (11) except as otherwise disclosed in the Merger Agreement, take any action, other than in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivables);

          (12) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

          (13) settle or compromise any pending or threatened suit, action or claim which is material or which relates to any of the transactions contemplated by the Merger Agreement;

          (14) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the most recently audited balance sheet contained in documents of the Company filed with the Commission or subsequently incurred in the ordinary course of business and consistent with past practice;

          (15) except in connection with the sale of the Company's products in the ordinary course of business and consistent with past practice, sell, assign, transfer, license, sublicense, pledge or otherwise encumber any of the Company's intellectual property rights;

          (16) except as required by law or contemplated hereby, enter into, adopt or amend in any material respect or terminate any Company benefit plan or any other agreement, plan or policy involving the Company or its subsidiaries, and one or more of its directors, officers or employees, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

          (17) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of the Company or its subsidiaries, or as contemplated by the Merger Agreement or by the terms of any employment agreement in existence on the date of the Merger Agreement, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of the Merger Agreement to any such Person; or

          (18) announce an intention, commit or agree to do any of the foregoing.

     BOARD OF DIRECTORS. The Merger Agreement provides that promptly upon the acceptance for payment of, and payment for, Shares by the Purchaser pursuant to the Offer, the Purchaser will be entitled to designate such number of directors on the board of directors of the Company as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company's board of directors equal to the product of (1) the total number of directors on the Company's board of directors and (2) the percentage that the number of Shares purchased by the Purchaser in the Offer bears to the number of Shares outstanding, and the Company will, at such time, cause the Purchaser's designees to be selected by its existing board of directors. Subject to applicable law, the Company has agreed to take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Merger Agreement further provides that in the event that the Purchaser's designees are elected to the board of directors of the Company, until the effective time of the Merger, the board of directors of the Company will have at least two independent directors who were directors on the date of the Merger Agreement and who are not officers of the Company or any of its subsidiaries. The Merger Agreement also provides that the Company will promptly, at the option of Parent, either increase the size of the Company's board of directors and/or obtain the resignation of such number of its current directors as is necessary to enable the Purchaser's designees to be elected or appointed to, and to constitute a majority of, the Company's board of directors as provided above.

     STOCK OPTIONS; WARRANTS. The Merger Agreement provides that the board of directors of the Company (or, if appropriate, any committee administering the Company stock plans) will adopt such resolutions and take such other actions as may be required to terminate the Company stock plans as of the effective time of the Merger and each then outstanding Company stock option granted under the Company stock plans, whether vested or unvested, will be cancelled and converted into a right to receive an amount in cash, without interest, equal to the product of (1) the number of shares of Common Stock represented by such Company stock option immediately prior to such cancellation and conversion multiplied by
(2) the excess, if any, by which the Offer Price exceeds the exercise price per share with respect to such Company stock option (such payment to be net of all applicable federal, state, local or foreign taxes). Prior to the effective time of the Merger, the Company will obtain all necessary consents from, and provide (in a form acceptable to Parent) any required notices to, holders of Company stock options and amend the terms of the Company stock plans, in each case, as is necessary to give effect to the immediately preceding sentence.

     The Merger Agreement also provides that, prior to the effective time of the Merger, the Company will take all actions to receive from each holder of an outstanding warrant to purchase shares of Common Stock an agreement that, as of the effective time of the Merger, such warrant will be converted into a right of such holder to receive from the Depositary the consideration set forth in the next sentence at the same time that each such holder is entitled to receive payment for shares of Common Stock from the Surviving Corporation in connection with the Merger. Each holder of a warrant will be entitled to receive from the Depositary in respect of the shares of Common Stock to be issued upon the exercise of such warrant, an amount in cash, without interest, equal to the product of (1) the number of shares of Common Stock subject to such warrant immediately prior to the effective time of the Merger and (2) the excess, if any, by which the Offer Price exceeds the exercise price per share that was applicable with respect to such warrant.

     EMPLOYEE MATTERS. The Merger Agreement provides that as soon as practicable after the Merger, Parent will provide, or cause to be provided, employee benefit plans, programs and arrangements to employees of the Company that are the same as those made generally available to non-represented employees of Parent who are hired by Parent after December 31, 1998. Until then, Parent will provide, or cause to be provided, the employee benefit plans, programs and arrangements of the Company provided to employees of the Company as of the date of the Merger Agreement.

     The Merger Agreement also provides that with respect to each benefit plan, program practice, policy or arrangement maintained by Parent in which employees of the Company subsequently participate, for purposes of determining vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with the Company (or predecessor employers to the extent the Company provides past service credit) will be treated as service with Parent, provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations. Each Parent plan will waive pre-existing condition limitations to the same extent waived under the applicable Company benefit plan. Company employees will be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent plan.

     The Merger Agreement provides that, prior to the Merger, the Company shall take all necessary actions or agreements to terminate the retirement plan for employees of the Company in accordance with its terms. The effective date of such termination will in no event be later than the effective time of the Merger. Prior to such termination, the Company shall file with respect thereto a determination letter application on Form 5310 with the IRS. In connection with such termination, the assets of such plan (including any excess assets), net of expenses, will be allocated among participants based on the accrued benefit obligation.

     The Merger Agreement also provides that prior to the Merger, the Company will terminate its supplemental retirement agreements. In connection therewith, accrued benefits will be paid to each participant in such plan in accordance with the procedures described in each such supplemental retirement agreement. Also prior to the Merger, the Company will terminate its retirement plan for outside directors in accordance with the terms of such plan. In connection therewith, accrued benefits will be paid to each participant in the retirement plan in accordance with the procedures described in that plan.

     INDEMNIFICATION. From and after the consummation of the Offer, Parent will, or will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company to indemnify each person who is or was a director or officer (an "Indemnified Party") of the Company or any of its subsidiaries pursuant to any indemnification provision of the Company's certificate of incorporation or by-laws as each is in effect on the date of the Merger Agreement. In addition, the Merger Agreement provides that, for a period of six years after the consummation of the Offer, Parent shall cause to be maintained in effect the current officers' and directors' liability insurance maintained by the Company with respect to the Indemnified Parties (provided that Parent may elect either (1) to require the Company to obtain prior to the Merger coverage of the type contemplated by section 10 of the Company's existing directors, officers and corporate liability insurance policy or (2) to substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the Indemnified Parties than such existing insurance) covering acts or omissions occurring prior to the effective time of the Merger.

     REASONABLE BEST EFFORTS. Upon the terms and subject to the conditions set forth in the Merger Agreement, Parent, the Purchaser and the Company have each agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including (1) the taking of all reasonable acts necessary to cause the conditions of the Offer to be satisfied, (2) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity, (3) the obtaining of all necessary consents, approvals or waivers from third parties, (4) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed, and (5) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement. In connection with and without limiting the foregoing, but subject to the terms and conditions of the Merger Agreement, the Company and its board of directors will (1) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement, and (2) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, the Merger Agreement or any other transaction contemplated by the Merger Agreement, take all action necessary to ensure that the Offer, the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Offer and the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement.

     The Merger Agreement further provides that the Company will give prompt notice to Parent, and Parent will give prompt notice to the Company, of (1) the occurrence, or non-occurrence, of any event which would be likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect or any covenant, condition or agreement contained in the Merger Agreement not to be complied with or satisfied or (2) any failure of the Company, Parent or the Purchaser to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; provided that no such notification will limit or otherwise affect the remedies available to the party receiving the notice.

     REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties.

     The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (c)(1) to the Purchaser's Tender Offer Statement on Schedule 14D-1 filed with the Commission on the date hereof (the "Schedule 14D-1") and incorporated by reference herein. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized above.

     APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, holders of Shares will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. If the statutory procedures were complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price or the market value of the Shares, including the asset value and investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration.

     If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the DGCL, the Shares of such stockholder will be converted into the Merger Consideration in accordance with the Merger Agreement.

     The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     GOING PRIVATE TRANSACTIONS. The Merger would have to comply with any applicable Federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders be filed with the Commission and disclosed to minority stockholders prior to consummation of the Merger.

     OTHER MATTERS. Except as otherwise described in this Offer to Purchase, the Purchaser and Parent have no current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company or any of its subsidiaries, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the present board of directors of the Company or management of the Company, any material change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure or personnel.

13. DIVIDENDS AND DISTRIBUTIONS.

     Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the next paragraph, and nothing herein shall constitute a waiver by the Purchaser or

Parent of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

     If, on or after the date of the Merger Agreement, any stock split, combination, reclassification or stock dividend with respect to the outstanding Shares, any change or conversion of outstanding shares of Common Stock into other securities or any other dividend or distribution with respect to the outstanding Shares should occur, appropriate and proportionate adjustments shall be made to the Merger Consideration.

14. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (1) the Minimum Condition shall have been satisfied and (2) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, the Purchaser will not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may, in accordance with the provisions of the Merger Agreement described in the subsection entitled "Termination of the Merger Agreement" in Section 12 above, terminate the Merger Agreement or amend the Offer with the consent of the Company, if, upon the scheduled expiration date of the Offer (as extended, if required, pursuant to the provisions discussed in the fifth paragraph of Section 1 above), any of the following conditions exists and is continuing and does not result principally from the breach by Parent or the Purchaser of any of their obligations under the Merger Agreement:

          (1) there shall be instituted or pending by any governmental entity any suit, action or proceeding (a) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company and its subsidiaries as a whole, (b) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of Parent's subsidiaries of all or a portion of the business or assets of the Company or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent and its subsidiaries to dispose of or hold separate all or a portion of the business or assets of the Company or Parent and their subsidiaries, taken as a whole, in each case as a direct result of the Offer or any of the other transactions contemplated by the Merger Agreement, (c) seeking to impose material limitations on the ability of Parent or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer, including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company, (d) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company, (e) that could reasonably be expected to require the divestiture by Parent or the Purchaser of Shares, in the case of any of the foregoing in clauses (b), (c) or (d), which could reasonably be expected, individually or in the aggregate, to have a material adverse effect on the businesses of the Company and its subsidiaries, or (f) that could reasonably be expected to result in a material adverse effect on the Company or Parent;

          (2) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, by any governmental entity or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that would result in any of the consequences referred to in clauses (a) through (f) of paragraph (1) above;

          (3) there shall have occurred any events or changes which have had or which could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company;

          (4) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case, at the date of the Merger Agreement and at the scheduled or extended expiration of the Offer;

          (5) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Merger Agreement, which failure to perform or comply cannot be cured, or has not been cured within 15 business days after the Company receives written notice from Parent of such breach or failure to perform;

          (6) the Merger Agreement shall have been terminated in accordance with its terms;

          (7) any consent (other than the filing of the Certificate of Merger or Company Stockholder Approval if required by the DGCL) required to be filed, occurred or been obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of the Merger Agreement, the Offer and the consummation of the transactions contemplated by the Merger Agreement shall not have been filed or obtained or shall not have occurred, except where the failure to obtain such consent could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company;

          (8) the Company's board of directors (a) shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement or the Merger, (b) shall have recommended a Superior Proposal, (c) shall have adopted any resolution to effect any of the foregoing or (d) upon request of Parent or the Purchaser, shall fail to reaffirm its approval of recommendation of the Offer, the Merger Agreement or the Merger; or

          (9) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), other than Parent, the Purchaser or their affiliates or any group of which any of them is a member, shall have acquired or announced its intention to acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the Shares;

and, in the good faith judgment of Parent or the Purchaser, in its sole discretion, make it inadvisable to proceed with such acceptance of Shares for payment or the payment therefor.

     The Merger Agreement provides that the foregoing conditions are for the sole benefit of Parent and the Purchaser and (except for the Minimum Condition), subject to the terms of the Merger Agreement, may be waived by Parent and the Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS.

     Based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, neither the Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action, except as otherwise described in this Section 15, by any governmental entity that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and Parent currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". Except as otherwise expressly described in this Section 15, while the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer.

     STATE TAKEOVER LAWS. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places or business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law, and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders; provided that such laws were applicable only under certain conditions.

     Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company's board of directors has approved the Merger Agreement and the Purchaser's acquisition of Shares pursuant to the Offer and, therefore,
Section 203 of the DGCL is inapplicable to the Offer and the Merger.

     Based on information supplied by the Company, the Purchaser does not believe that any other state takeover statutes purport to apply to the Offer, the Merger or the Merger Agreement. Neither the Purchaser nor Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer, the Merger or the Merger Agreement and nothing in this Offer to Purchase or any action taken in connection with the Offer, the Merger or the Merger Agreement is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer, the Merger or the Merger Agreement and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Merger or the Merger Agreement, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

     ANTITRUST. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. Parent is in the process of making such filing. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

     The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

     LITIGATION. After the announcement of the Merger Agreement by Parent and the Company on July 15, 1999, two putative class action lawsuits relating to the Merger were filed in the Court of Chancery for the State of Delaware: Chase v. Harrison et. al., C.A. No. 17312-NC and Airmont Plaza Associates et. al. v. SpecTran Corporation et. al., C.A. No. 17314-NC.

     The lawsuits were filed by plaintiffs claiming to be stockholders of the Company, purportedly on behalf of all the Company's stockholders, against the Company, members of the board of directors of the Company and Parent. The plaintiffs in both lawsuits allege, among other things, that the terms of the proposed Merger were not the result of an auction process or active market check, that the $9.00 per share price offered by Parent is inadequate, and that the Company's directors breached their fiduciary duties to the stockholders of the Company in connection with the Merger Agreement. Both lawsuits seek to have the Merger enjoined or, if the Merger is completed, to have it rescinded and to recover unspecified damages, fees and expenses. The Company and Parent intend to vigorously oppose these lawsuits.

16. FEES AND EXPENSES.

     The Purchaser has retained Morrow & Co., Inc. to act as the Information Agent and The Bank of New York to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the Federal securities laws.

     Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

17. MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser or Parent is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser or Parent has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Sections 8 and 9 (except that they will not be available at the regional offices of the Commission).

                                          SEATTLE ACQUISITION INC.

July 21, 1999

                                   SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                            PARENT AND THE PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent are set forth below. Unless otherwise indicated, the business address of each such director and each such executive officer is 600 Mountain Avenue, Murray Hill, New Jersey 07974. Except as set forth below, the directors and executive officers listed below are citizens of the United States.

                                                          POSITION WITH PARENT;
                                                         PRINCIPAL OCCUPATION OR
      NAME AND BUSINESS ADDRESS                     EMPLOYEE 5-YEAR EMPLOYMENT HISTORY
      -------------------------                     ----------------------------------
Paul A. Allaire......................  Director of Parent since 1996. Chairman of the Board of
  Xerox Corporation                    Xerox Corporation (document processing services and
  800 Long Ridge Road                  products) since 1991. Chief Executive Officer of Xerox
  P.O. Box 1600                        Corporation (1990-April 1999). Director of Sara Lee Corp.,
  Stamford, CT 06904                   SmithKline Beecham p.l.c., J.P. Morgan & Co., Inc. and
                                       Priceline.com Incorporated. Committees: Member of the Audit
                                       and Finance and Corporate Governance and Compensation
                                       Committees. Age: 61.
Carla A. Hills.......................  Director of Parent since 1996. Chairman of the Board and
  Hills & Company                      Chief Executive Officer of Hills & Company (international
  1200 Nineteenth St., N.W.            consultants) since 1993 and United States Trade
  Washington, DC 20036                 Representative (1989-1993). Director of American
                                       International Group, Inc., Chevron Corp. and Time Warner
                                       Inc. Committees: Member of the Corporate Governance and
                                       Compensation Committee. Age: 65.
Drew Lewis...........................  Director of Parent since 1996. Retired Chairman of the Board
  Box 70                               and Chief Executive Officer of Union Pacific Corporation
  Lederach, PA 19450                   (1987-1996). Director of Aegis Communications Group, Inc.,
                                       American Express Company, FPL Group, Inc., Gannett Co.,
                                       Inc., Millennium Bank, Union Pacific Resources Group Inc.
                                       and Gulfstream Aerospace Corporation. Committees: Member of
                                       the Audit and Finance and Corporate Governance and
                                       Compensation Committees. Age: 67.
Richard A. McGinn....................  Chairman of the Board and Chief Executive Officer of Parent
                                       since February 1998, Chief Executive Officer and President of Parent since October 1997 and Director of Parent since
                                       1996. President and Chief Operating Officer of Parent
                                       (1996-1997). Executive Vice President of AT&T and Chief
                                       Executive Officer of the AT&T Network Systems Group
                                       (1994-1996) and President and Chief Operating Officer of the
                                       AT&T Network Systems Group (1993-1994). Director of Oracle
                                       Corporation and American Express Company. Age: 52.
Paul H. O'Neill......................  Director of Parent since 1996. Chairman of the Board of
  ALCOA                                Alcoa Inc. (production of aluminum) since 1987. Chief
  201 Isabella Street                  Executive Officer of Alcoa Inc. (1987-May 1999). Chairman of
  Pittsburgh, PA 15212-5858            the Rand Corporation. Director of Eastman Kodak Company, the
                                       National Association of Securities Dealers, Inc., the Gerald
                                       R. Ford Foundation and Manpower Demonstration Research
                                       Corporation. Committees: Member of the Audit and Finance and
                                       Corporate Governance and Compensation Committees. Age: 63.

                                                          POSITION WITH PARENT;
                                                         PRINCIPAL OCCUPATION OR
      NAME AND BUSINESS ADDRESS                     EMPLOYEE 5-YEAR EMPLOYMENT HISTORY
      -------------------------                     ----------------------------------
Donald S. Perkins....................  Director of Parent since 1996. Retired Chairman of the Board
  One First National Plaza             and Chief Executive Officer of Jewel Companies, Inc.
  21 South Clark Street                (diversified retailer) (1970-1980). Non-Executive Chairman
  Chicago, IL 60603-2006               of Kmart Corp. (1995). Director of Aon Corp., LaSalle Hotel
                                       Properties and Nanophase Technologies Corporation.
                                       Committees: Chairman of the Audit and Finance Committee and
                                       Member of the Corporate Governance and Compensation
                                       Committee. Age: 72.
Donald K. Peterson...................  Executive Vice President and Chief Financial Officer of
                                       Parent since 1996. Joined AT&T in 1995 as Vice President and
                                       Chief Financial Officer of AT&T's Communications Services
                                       Group. Joined Northern Telecom, Inc. in 1976 and served in various executive positions there including President of
                                       Nortel Communications Systems, Inc. (1993-1995). Age: 49.
Richard J. Rawson....................  Senior Vice President and General Counsel of Parent since
                                       1996. Secretary of Parent from 1996 to February 1999. Joined
                                       AT&T Law Division in 1984 and was appointed Vice President,
                                       Law -- AT&T Network Systems Group in 1992. Age: 46.
Patricia F. Russo....................  Executive Vice President, Strategy, Business Development and
                                       Corporate Operations of Parent since 1998. Executive Vice
                                       President, Corporate Staff Operations of Parent (1997-1998),
                                       Executive Vice President, Chief Staff Officer of Parent
                                       (1996-1997) and President, Business Communications Systems
                                       business unit of Parent (1996). President, Global Business
                                       Communications Systems of AT&T (1993-1996). Age: 46.
Henry B. Schacht.....................  Director of Parent since 1996. Chairman of the Board of
  E.M. Warburg, Pincus &               Parent (1996-1998). Chief Executive Officer of Parent
   Co., LLC                            (1996-1997). Director and Senior Advisor of E.M. Warburg,
  466 Lexington Avenue                 Pincus & Co., LLC since March 1999 (global venture capital
  New York, NY 10017                   company). Chairman (1977-1995) and Chief Executive Officer
                                       (1973-1994) of Cummins Engine Company, Inc. (designer and
                                       manufacturer of diesel engines). Director of The Chase
                                       Manhattan Corporation and The Chase Manhattan Bank, N.A.,
                                       Alcoa Inc., Cummins Engine Company, Inc., Johnson & Johnson,
                                       Knoll, Inc. and the New York Times Co. Age: 64.
Daniel C. Stanzione..................  Executive Vice President and Chief Operating Officer of
                                       Parent since 1997, President, Broadband Networks Group of
                                       Parent (since January 1999), Bell Laboratories (since 1996)
                                       and Network Systems business unit of Parent (1996-1997).
                                       President, AT&T Bell Laboratories (1995-1996) and President,
                                       Global Public Networks (1994-1995) and Switching Systems
                                       (1993-1994), both units of the AT&T Network Systems Group.
                                       Age: 53.
Franklin A. Thomas...................  Director of Parent since 1996. Consultant to the TFF Study
  TFF Study Group                      Group since 1996 (a non-profit initiative assisting
  Fuller Building                      development in southern Africa). Retired President of The
  595 Madison Avenue                   Ford Foundation (1979-1996). Director of Alcoa Inc.,
  New York, NY 10022                   Citigroup N.A., Cummins Engine Company, Inc. and PepsiCo,
                                       Inc. Committees: Chairman of the Corporate Governance and
                                       Compensation Committee and Member of the Audit and Finance
                                       Committee. Age: 65.

                                                          POSITION WITH PARENT;
                                                         PRINCIPAL OCCUPATION OR
      NAME AND BUSINESS ADDRESS                     EMPLOYEE 5-YEAR EMPLOYMENT HISTORY
      -------------------------                     ----------------------------------
Ben J. M. Verwaayen..................  Executive Vice President and Chief Operating Officer of
                                       Parent since 1997 and Executive Vice President-President
                                       International (1997). President of PTT Telecom (national
                                       telecommunications operator of the Netherlands) from 1988
                                       through September 1997. Co-founder of Unisource
                                       (pan-European alliance of Telia of Sweden, Swiss Telecom and
                                       PTT Telecom). Citizen of The Netherlands. Age: 47.
John A. Young........................  Director of Parent since 1996. Vice Chairman of Novell, Inc.
  Hewlett-Packard Co.                  since 1997 (provider of directory-enabled networking
  3200 Hillview Avenue                 software). Retired President and Chief Executive Officer of
  Palo Alto, CA 94304                  Hewlett-Packard Company (manufacturer of measurement and
                                       computation products) (1978-1992). Director of Wells Fargo
                                       Bank, Wells Fargo & Co., Chevron Corp., International
                                       Integration Incorporated, SmithKline Beecham p.l.c.,
                                       Affymetrix, Inc. and Novell, Inc. Committees: Member of the
                                       Corporate Governance and Compensation Committee. Age: 67.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser are set forth below. The business address of the directors and executive officers listed below is 600 Mountain Avenue, Murray Hill, New Jersey 07974. Except as set forth below, the directors and executive officers listed below are citizens of the United States.

                                                       POSITION WITH THE PURCHASER;
                                                         PRINCIPAL OCCUPATION OR
NAME                                                EMPLOYEE 5-YEAR EMPLOYMENT HISTORY
----                                                ----------------------------------
William R. Spivey....................  Group President, Network Products Group of Parent since
                                       October 1997 and President of the Purchaser since June 1999.
                                       Previously Dr. Spivey was Vice President, Systems and
                                       Components, Microelectronics business unit of Parent. Joined
                                       AT&T in 1994. Previously Dr. Spivey was President of
                                       Tektronix Development Company for Tektronix, Inc. based in
                                       Oregon. He has also held senior management positions for
                                       Honeywell, Inc. and General Electric in various systems
                                       control, computer and semiconductor units. Age: 53.
Carol E. Kirby.......................  Corporate Counsel for the Network Products Group of Parent
                                       since 1998 and Director and Vice President of the Purchaser since June 1999. Corporate counsel for Parent and AT&T Corp.
                                       since 1991. Age: 45.
Pamela F. Craven.....................  Vice President -- Law of Parent since 1996 and Secretary of
                                       Parent since February 1999. Director and Vice President of the Purchaser since June 1999. Joined AT&T Corp. Law
                                       Division in 1991. Age: 45.
Justin C. Choi.......................  Corporate Counsel in the Mergers and Acquisitions Law Group
                                       of Parent since 1997 and Director and Secretary of the
                                       Purchaser since June 1999. Associate at Paul, Hastings,
                                       Janofsky & Walker (law firm) (1990-1997). Citizen of the
                                       Republic of Korea. Age: 33.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

           By Mail:                      By Facsimile:            By Hand/Overnight Courier:
                                  (for Eligible Institutions
 Tender & Exchange Department                only)               Tender & Exchange Department
        P.O. Box 11248                  (212) 815-6213                101 Barclay Street
     Church Street Station                                        Receive and Delivery Window
 New York, New York 10286-1248       Confirm by Telephone          New York, New York 10286
                                        1-800-507-9357

     Questions or requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                               MORROW & CO., INC.
                                445 Park Avenue
                                   5th Floor
                               New York, NY 10022

                        Banks and Brokerage Firms call:

                                 (800) 662-5200

                           Shareholders please call:

                                 (800) 566-9061